Schedule 99.1

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is made as of the 18th day of May, 2007, by and among Taro Pharmaceutical Industries Ltd., a company organized under the laws of the State of Israel (the “Company”) and Alkaloida Chemical Company Exclusive Group Ltd. (the “Purchaser”).
W I T N E S S E T H:
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to raise additional capital by means of the issuance of 7,500,000 (7.5 Million) of the Company’s Ordinary Shares nominal value NIS 0.0001 (the “Shares”), at a price per Share of US$6.00 (the “Price Per Share”), for a total investment amount of US$45,000,000 (45 Million Dollars); and
WHEREAS, the Purchaser is willing to invest in the Company an amount of US$45,000,000 (45 Million Dollars) by purchasing the Shares, all pursuant to the terms and conditions more fully set forth in this Agreement.
WHEREAS, concurrently with the execution of this Agreement the Company will grant the Purchaser the right to acquire 7,500,000 (7.5 Million) Shares pursuant to the Warrant attached hereto at Exhibit A.
WHEREAS, concurrently with the execution of this Agreement the Company and Purchaser shall execute the Registration Rights Agreement attached hereto at Exhibit B.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:
1.
Issue and Purchase of Shares. Subject to the terms and conditions hereof, the Company shall issue and allot to the Purchaser, and the Purchaser shall purchase from the Company, the Shares at the Price Per Share.

2.	Closing of Issue and Purchase of Shares.
2.1
Closing. The purchase of 4,166,667 of the Shares (the “Closing Shares”) by the Purchaser, the issue and allotment of the Closing Shares by the Company, and the registration of the Closing Shares in the name of the Purchaser in the register of shareholders of the Company, shall take place at a closing (the “Closing”) to be held concurrently with the execution date of this Agreement, or such other date and time as the Company and the Purchaser shall mutually agree.

2.2
Transactions at the Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1	The Company shall deliver to the Purchaser the following documents:
(a)
True and correct copies of resolutions of the Board (i) authorizing the execution, performance and delivery of this Agreement, and (ii) issuing and allotting the Closing Shares to the Purchaser at the Closing against payment of US$25,000,000 (the “Closing Purchase Price”) therefore;

(b)	A certificate duly executed by an executive officer of the Company, dated as of the date of the Closing, in the form attached hereto as Schedule 2.2.1(b);

Schedule 99.1

(c)	An executed copy of the Warrant attached hereto at Exhibit A; and
(d)	An executed copy of the Registration Rights Agreement attached hereto at Exhibit B.
2.2.2
The Company shall register the allotment of the Closing Shares to the Purchaser in the register of shareholders of the Company and issue a share certificate covering the Closing Shares in the name of the Purchaser.

2.2.3
The Purchaser shall cause the transfer to the Company of the Closing Purchase Price for the Closing Shares being issued to it by wire transfer or such other form of payment as is mutually agreed by the Company and the Purchaser.

2.3
Deferred Closing. The purchase of 3,333,333 of the Shares (the “Deferred Shares”) by the Purchaser, the issue and allotment of the Deferred Shares by the Company, and the registration of the Deferred Shares in the name of the Purchaser in the register of shareholders of the Company, shall take place at a deferred closing (the “Deferred Closing”) to be held on or prior to May 25, 2007 or such other date and time as the Company and the Purchaser shall mutually agree. Purchaser shall notify the Company of the intended Deferred Closing date 1 business day prior to such date.

2.4
Transactions at the Deferred Closing. At the Deferred Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.4.1	The Company shall deliver to the Purchaser the following documents:
(a)
True and correct copies of resolutions of the Board issuing and allotting the Deferred Shares to the Purchaser at the Deferred Closing against payment of US$20,000,000 (the “Deferred Purchase Price”) therefore; and

(b)	A certificate duly executed by an executive officer of the Company, dated as of the date of the Deferred Closing, in the form attached hereto as Schedule 2.4.1(b);
2.4.2
The Company shall register the allotment of the Deferred Shares to the Purchaser in the register of shareholders of the Company and issue a share certificate covering the Deferred Shares in the name of the Purchaser.

2.4.3
The Purchaser shall cause the transfer to the Company of the Deferred Purchase Price for the Deferred Shares being issued to it by wire transfer or such other form of payment as is mutually agreed by the Company and the Purchaser.

3.
Representations and Warranties of the Company. Notwithstanding anything herein contained to the contrary, the Company hereby represents and warrants to the Purchaser, and acknowledges that the Purchaser is entering into this Agreement in reliance thereon, as follows:

3.1	Organization and Standing.
3.1.1
The Company is duly organized and validly existing under the laws of the State of Israel and has all necessary power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all contracts by which it is bound, except, in the case of clauses (i) through (iii) of this sentence, as would not have and would not reasonably be expected to have or result in a Material Adverse Effect.

2

Schedule 99.1

3.1.2
The Company has delivered or made available to the Purchaser complete and correct copies of its Articles of Association and Memorandum of Association and the Company is not in material violation of any provision of its Articles of Association and Memorandum of Association.

3.1.3
The Company is qualified to do business as a foreign corporation, and except as provided in Schedule 3.1.3, is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have or result in a Material Adverse Effect

3.2
Authority. The Company has full corporate power and authority to enter into, execute and deliver this Agreement, bind itself hereunder, comply with its obligations hereunder and consummate the transactions hereunder; the entering into and the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereunder have been duly approved and authorized by all the required corporate actions, and this Agreement constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

3.3
No Conflict. The execution, delivery and performance of this Agreement by the Company does not conflict with, give rise to, or result in, any breach or default of any terms of any provision of law, or regulation, agreement, obligation, commitment, ruling, judgment or order to which the Company is, or will have become, a party or by which the Company is or will have become, bound, including under the Company’s Articles of Association or Memorandum of Association, except as would not have and would not reasonably be expected to have or result in a Material Adverse Effect.

3.4
Required Consents. Except as set forth on Schedule 3.4, no approval, permit, authorization or consent from, nor any filing with, any Person, entity or authority, is required by the Company, for the execution, delivery and performance by it of this Agreement and the issuance of the Shares.

3.5
Capitalization. As of the date of this Agreement, the authorized share capital of the Company consists of: (i) 200,000,000 Ordinary Shares nominal value NIS 0.0001 per share, of which 29,665,618 Ordinary Shares have been issued and were outstanding as of the date of this Agreement; and (ii) 2,600 Founder Shares nominal value NIS 0.0001 per share, all of which have been issued and outstanding, and all of which are owned beneficially and of record by Morley and Company, Inc. As of April 30, 2007: (i) 1,244,429 Ordinary Shares were subject to issuance pursuant to Options granted and outstanding under the Option Plans. Except as set forth above and in Schedule 3.5, as of the date of this Agreement, no securities of the Company of any kind whatsoever have been issued to any person or entity, and no person or entity has any agreement, option, right (including conversion rights, preemptive rights and rights of first refusal) or warrant for the subscription, allotment, issue or purchase of any of the Company’s shares or other securities of the Company, nor does the Company a party to any undertaking of any kind, towards any person or entity, regarding any shares or other securities of the Company.

3.6
Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of any preemptive rights, restrictions on transfer, liens, claims, encumbrances or third party rights of any kind (other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser), will have the rights, preferences, privileges, and restrictions set forth in the Articles of Association of the Company, and will be duly registered in the name of the Purchaser in the Company’s register of shareholders. Assuming the accuracy of the representations of the Purchaser in Section 4 below, the Shares will be issued in compliance with all applicable federal and state securities laws.

3

Schedule 99.1

3.7
Litigation. Except as set forth on Schedule 3.7, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened in writing that questions the validity of the transactions contemplated under this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated by this Agreement.

3.8
2005 20-F; Financial Statements. (a) The Company has made available to Purchaser accurate and complete copies of the Company’s Annual Report on Form 20-F for the year ended December 31, 2005 (the “2005 20-F”). As of the time it was filed with or furnished to the Securities and Exchange Commission (the “SEC”): (i) the 2005 20-F complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended or the Exchange Act of 1934, as amended (as the case may be); and (ii) the 2005 20-F did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)
The audited consolidated financial statements (including any related notes) attached to the 2005 20-F: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated therein or in the notes to such financial statements); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.

(c)
Except as set forth in Schedule 3.8 (c), the unaudited consolidated financial statements as of, and for the year ended December 31, 2006 (including any related notes) previously made available to Purchaser and the unaudited consolidated financial statements (including any related notes) as of, and for the three-month period ended March 31, 2007 previously made available to Purchaser: (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated therein or in the notes to such financial statements); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject to normal and recurring year end adjustments which would not have had, and would not have, individually or in the aggregate, a Material Adverse Effect).

(d)
Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at March 31, 2007 including the notes thereto, the Company has no material liability, claim or obligation of any nature (whether accrued, absolute, contingent or otherwise).

3.9
Absence of Certain Changes or Events. Since March 31, 2007, except as set forth in Schedule 3.9, or as expressly contemplated by this Agreement (a) the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and (b) there has not been any Material Adverse Effect.

4.
Representations and Warranties of the Purchaser. Notwithstanding anything herein contained to the contrary, the Purchaser hereby represents and warrants, with respect to itself only, to the Company as follows and acknowledges that the Company is entering into this Agreement in reliance thereon:

4.1
Enforceability. This Agreement and the agreements to be executed by the Purchaser under this Agreement, when executed and delivered by the Purchaser, will constitute the valid, binding and enforceable obligations of the Purchaser enforceable against the Purchaser in accordance with its terms.

4

Schedule 99.1

4.2	Authorization. The execution, delivery and performance of the obligations of the Purchaser hereunder have been duly authorized by all necessary corporate action.
4.3
Experience. The Purchaser can bear the economic risks of the investment in the Shares (including the complete loss thereof) and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Shares. The Purchaser has been afforded the opportunity to ask questions of officers or other representatives of the Company concerning the business of the Company, and it has reviewed and inspected all of the data and information provided to it by the Company in connection with this Agreement. The Purchaser is buying the Shares only for investment, for its own account, and without any present intention to sell or distribute the Shares. It is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. It understands that the Shares to be purchased hereby have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.

4.4
No Conflict. The execution, delivery and performance of this Agreement by the Purchaser does not conflict with, give rise to, or result in, any breach or default of any terms of any provision of law, or regulation, agreement, obligation, commitment, ruling, judgment or order to which the Purchaser is, or will have become, a party or by which the Purchaser is or will have become, bound, including under the Purchaser’s Articles of Association.

5.
Conditions of Closing of the Purchaser. The obligations of the Purchaser to purchase the Closing Shares are subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by the Purchaser, which waiver shall be at the sole discretion of the Purchaser:

5.1
Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct when made, and shall be true and correct in all material respects as of the Closing as if made on the date of the Closing.

5.2
Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the Closing shall have been performed or complied with by the Company.

5.3
Consents, etc. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to issue the Closing Shares to the Purchaser at the Closing.

5.4
Proceedings and Documents. Purchaser shall have received all counterpart originals or certified or other copies of all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions satisfactory in substance and form to the Purchaser.

5.5	Warrant. The Company shall have executed the Warrant attached hereto at Exhibit A in favor of the Purchaser.
5.6	Registration Rights Agreement. The Company shall have executed the Registration Rights Agreement attached hereto at Exhibit B.
6.
Conditions of Deferred Closing of the Purchaser. The obligations of the Purchaser to purchase the Deferred Shares are subject to the fulfillment at or before the Deferred Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by the Purchaser, which waiver shall be at the sole discretion of the Purchaser:

5

Schedule 99.1

6.1
Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct when made, and shall be true and correct in all material respects as of the Deferred Closing as if made on the date of the Deferred Closing.

6.2
Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the Deferred Closing shall have been performed or complied with by the Company.

6.3
Consents, etc. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to issue the Deferred Shares to the Purchaser at the Deferred Closing.

6.4
Proceedings and Documents. Purchaser shall have received all counterpart originals or certified or other copies of all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions satisfactory in substance and form to the Purchaser.

7.
Conditions of Closing of the Company. The Company’s obligations to sell and issue the Closing Shares at the Closing are subject to the fulfillment at or before the Closing of the conditions that (a) all covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by the Purchaser prior to the Closing shall have been performed or complied with by the Purchaser prior to or at the Closing, and (b) the representations and warranties made by the Purchaser in this Agreement shall have been true and correct when made, and shall be true and correct as of the date of the Closing, which conditions may be waived in whole or in part by the Company, and which waiver shall be at the sole discretion of the Company.

8.
Conditions of Deferred Closing of the Company. The Company’s obligations to sell and issue the Deferred Shares at the Deferred Closing are subject to the fulfillment at or before the Deferred Closing of the conditions that (a) all covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by the Purchaser prior to the Deferred Closing shall have been performed or complied with by the Purchaser prior to or at the Deferred Closing, and (b) the representations and warranties made by the Purchaser in this Agreement shall have been true and correct when made, and shall be true and correct as of the date of the Deferred Closing, which conditions may be waived in whole or in part by the Company, and which waiver shall be at the sole discretion of the Company.

9.	Affirmative Covenants.
Use of Proceeds. The Company will use the proceeds of the issuance and sale of the Shares for the repayment of debt and to provide general working capital.
10.	Definitions And Interpretation.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

6

Schedule 99.1

“Material Adverse Effect” means any effect, change, event, occurrence, state of fact, condition, change, development or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on: (i) the assets, liabilities, business, condition (financial or otherwise), operations or results of operations of the Company taken as a whole; (ii) the ability of the Company to fully and timely perform its payment and other material obligations; or (iii) the material rights, remedies and benefits available to, or conferred upon, the Purchaser under this Agreement.
“Options” means options to purchase Ordinary Shares from the Company (whether granted by the Company pursuant to the Option Plans, assumed by the Company or otherwise).
“Option Plans” means (a) the Company’ 1991 Stock Incentive Plan; and (b) the Company’ 1999 Stock Incentive Plan.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Share Capital” means any and all shares, interests, participations or other equivalents (however designated) of Share Capital of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
11.	Miscellaneous
11.1
Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

11.2
Notices, etc. Any notice, declaration or other communication required or authorized to be given by any party under this Agreement to any other party shall be in writing and shall be personally delivered, sent by facsimile transmission or electronic mail (with a copy by registered mail in either case) or dispatched by courier addressed to the other party at the address stated herein or such other address as shall be specified by the parties hereto by notice in accordance with the provisions of this Section 11.2. Any notice shall operate and be deemed to have been served, if personally delivered or sent by fax (with the receipt certified by the dispatching fax) on the next following business day, and if by courier, on the fifth following business day.

11.3
Governing Law. The governing law of this Agreement shall be the substantive law of the State of Israel, without giving effect to rules of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in The City of New York.

11.4
Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or

7

Schedule 99.1

transferred without the prior consent in writing of each party to this Agreement, with the exception of assignments and transfers from the Purchaser to any other entity which controls, is controlled by or is under common control with, the Purchaser.
11.5
Entire Agreement; Amendment and Waiver. This Agreement and the schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Purchaser.

11.6
Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

11.7
Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.8
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

8

Schedule 99.1

[SIGNATURE PAGE OF SHARE PURCHASE AGREEMENT]
IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

TARO PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Tal Levitt
Name:	Tal Levitt
Title:	Secretary

ALKALOIDA CHEMICAL COMPANY EXCLUSIVE GROUP LTD.

By:	/s/ Sudhir Valia
Name:	Sudhir Valia
Title:	Director

9

Exhibit A
Warrant
[See Schedule 99.2]

Exhibit B
Registration Rights Agreement
[See Schedule 99.3]